As filed with the Securities and Exchange Commission on October 26, 2001

                                                           File No. 333-38550
                                                           File No. 811-09973
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM N-2


                         [X] REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT
                                  OF 1933

                      [ ] Pre-Effective Amendment No.
                     [X] Post-Effective Amendment No. 3
                                   and/or
    [X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                            [X] Amendment No. 6

                    EXCELSIOR VENTURE INVESTORS III, LLC
             (Exact name of registrant as specified in charter)
            114 West 47th Street, New York, New York 10036-1532
(Address of Principal Executive Offices (Number, Street, City, State, Zip Code)
     Registrant's Telephone Number, including Area Code (212) 852-3125

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                               David I. Fann
                            Douglas A. Lindgren
                    Excelsior Venture Investors III, LLC
            114 West 47th Street, New York, New York 10036-1532
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                  (Name and Address of Agents for Service)

                                 COPIES TO:
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THOMAS A. DECAPO, ESQ.                    IRENE S. GREENBERG, ESQ.
Skadden, Arps, Slate, Meagher & Flom LLP  United States Trust Company of
One Beacon Street                         New York
Boston, MA  02108-3194                    114 West 47th Street
Phone No.:  (617) 573-4814                New York, New York  10036-1532
Fax No.:  (617) 573-4822                  Phone No.:  (212) 852-1367
                                          Fax No.:  (212) 852-1310
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         If any of the securities being registered on this form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.........................................................................[ ]


It is proposed that this filing will become effective (check appropriate box) [X] when declared effective pursuant to Section 8(c).
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                              EXPLANATORY NOTE


         This Post-Effective Amendment No. 3 to the registration statement on Form N-2 (File No. 333-38550) of Excelsior Venture Investors III, LLC (the "Fund") is being filed pursuant to Section 8(c) of the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of removing from registration under the Securities Act, 210,191 units of membership interest of the Fund, that constitute the unsold portion of a continuous offering made pursuant to Rule 415 under the Securities Act. The Fund removes these securities from registration pursuant to paragraph (a)(3) of Rule 415 and the undertakings required by Item 512(a) of Regulation S-K. This amendment shall become effective on such date as the Securities and Exchange Commission may determine.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of October, 2001.



                                         EXCELSIOR VENTURE INVESTORS III, LLC


                                         By: /s/  David I. Fann
                                             ----------------------------------
                                              David I. Fann
                                              Co-Chief Executive Officer and
                                              President
                                              (principal executive officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



        Signature                       Title                       Date


 /s/ David I. Fann             Co-Chief Executive Officer       October 26, 2001
----------------------------   and President
David I. Fann                  (principal executive officer)


/s/ Douglas A. Lindgren*       Co-Chief Executive Officer and   October 26, 2001
----------------------------   Chief Investment Officer
    Douglas A. Lindgren        (principal executive officer)


/s/ Brian F. Schmidt*          Chief Financial Officer          October 26, 2001
----------------------------   (principal financial and
    Brian F. Schmidt           accounting officer)


/s/ John C. Hover II*          Manager                          October 26, 2001
----------------------------
    John C. Hover II


/s/ Gene M. Bernstein*         Manager                          October 26, 2001
----------------------------
    Gene M. Bernstein


/s/ Stephen V. Murphy*         Manager                          October 26, 2001
----------------------------
    Stephen V. Murphy


/s/ Victor F. Imbimbo, Jr.*    Manager                          October 26, 2001
----------------------------
    Victor F. Imbimbo, Jr.


*by:  /s/   David I. Fann
     ----------------------------
         David I. Fann
         Attorney-in-Fact


                                 SIGNATURES

         Excelsior Venture Partners III, LLC has duly caused this registration statement on Form N-2 of Excelsior Venture Investors III, LLC (File Nos. 333-38550 and 811-09973) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 26th day of October, 2001.


                            EXCELSIOR VENTURE PARTNERS III, LLC


                            By:      /s/ David I. Fann
                                     ---------------------------------------

                                     David I. Fann
                                     Co-Chief Executive Officer and President
                                     (principal executive officer)


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:



        Signature                       Title                       Date


 /s/ David I. Fann             Co-Chief Executive Officer       October 26, 2001
----------------------------   and President
David I. Fann                  (principal executive officer)


/s/ Douglas A. Lindgren*       Co-Chief Executive Officer and   October 26, 2001
----------------------------   Chief Investment Officer
    Douglas A. Lindgren        (principal executive officer)


/s/ Brian F. Schmidt*          Chief Financial Officer          October 26, 2001
----------------------------   (principal financial and
    Brian F. Schmidt           accounting officer)


/s/ John C. Hover II*          Manager                          October 26, 2001
----------------------------
    John C. Hover II


/s/ Gene M. Bernstein*         Manager                          October 26, 2001
----------------------------
    Gene M. Bernstein


/s/ Stephen V. Murphy*         Manager                          October 26, 2001
----------------------------
    Stephen V. Murphy


/s/ Victor F. Imbimbo, Jr.*    Manager                          October 26, 2001
----------------------------
    Victor F. Imbimbo, Jr.


*by:  /s/   David I. Fann
     ----------------------------
         David I. Fann
         Attorney-in-Fact